Exhibit 21.1

SCHEDULE OF SUBSIDIARIES

Charles & Colvard, Ltd. (Registrant), a North Carolina Corporation

Wholly-owned Subsidiary:

Charles & Colvard (HK) Ltd., a Hong Kong Corporation

Controlled Company:

Guangzhou Charles & Colvard Trading Limited, a Chinese Corporation